Exhibit 8.1

BY EMAIL

Date	6 December 2022

T20 Holdings Ltd. 3 Phillip Street #19-01 Royal Group Building Singapore 048693	Your ref
Our ref NH/MT/692772-07000

	DDI	(+65) 6305 8472

	Email	mark.tan@pinsentmasons.com

Dear Sir or Madam

T20 HOLDINGS LTD – MATERIAL SINGAPORE TAX CONSIDERATIONS

We have acted as Singapore legal advisers to T20 Holdings Ltd (the “Company”), a company incorporated under the laws of Singapore, in connection with the initial public offering of ordinary shares of the Company (the “Shares”) as set forth in the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”).

You have requested our opinion concerning the statements in the Registration Statement under the section “Material Singapore Tax Consideration”, comprising the subsections “Income Taxation Under Singapore Law”, “Stamp Duty”, “Goods and Services Tax”, “Estate Duty” and “Tax Treaties Regarding Withholding Taxes” as set out in the Annex.

This opinion is limited to the laws of Singapore. We have made no investigation of, and express no opinion as to, the laws of any jurisdiction outside Singapore, and in particular, we give no advice regarding the application or content of the federal law of the United States or the laws of any state within the United States.

Based upon the foregoing examinations and the assumptions and qualifications set out below and having regard to legal considerations which we consider relevant, and under the laws of Singapore, as at the date hereof, we are of the opinion that the statements set forth in the Registration Statement under the section “Material Singapore Tax Consideration” insofar as they constitute statement of Singapore tax laws, are true and accurate in all material respects and that such statements constitute our opinion.

The foregoing opinions are given based on the following assumptions which we have assumed without independent investigations:

1.	All factual information stated or given in the Registration Statement is true and accurate, and properly reflect the intention of all parties, and all opinions expressed therein (other than the opinions with respect to Singapore laws which are covered under this opinion) are bona fide and honestly held and were reached after due consideration; in particular but without limitation, we have not concerned ourselves with confirming any representations or warranties of the Company in the Registration Statement (if any) and we have not been responsible for investigating or verifying the correctness of any facts contained therein;

Pinsent Masons MPillay LLP

182 Cecil Street #32-01 Frasers Tower Singapore 069547

T +65 6305 0929 F +65 6534 3412

Pinsent Masons MPillay LLP, a limited liability partnership registered in Singapore under the Limited Liability Partnerships Act (Chapter 163A) (UEN/Registered No. T10LL1128C) is a joint law venture between Pinsent Masons LLP and MPillay. Pinsent Masons MPillay LLP is an affiliated entity of Pinsent Masons LLP, a limited liability partnership registered in England & Wales (registered number: OC333653).

Reference to "Pinsent Masons" is to Pinsent Masons LLP and/or one or more of the affiliated entities that practise under the name "Pinsent Masons" as the context requires. The word "partner", used in relation to Pinsent Masons MPillay LLP, refers to a member or an employee or consultant of the LLP or any affiliated firm, with equivalent standing. A list of members of Pinsent Masons MPillay LLP, and those non-members who are designated as partners, is available for inspection at our offices or at www.pinsentmasons.com

For a full list of the jurisdictions where we operate, see www.pinsentmasons.com

2.	All factual information provided to us by the Company and/or its representatives with respect to matters opined on herein is true and correct; and

3.	There are no documents or information other than those disclosed to us, which relate to any of the matters on which we are opining.

The opinions expressed above are subject to the following qualifications:

1.	We are opining herein as to the effect on the subject transaction only of the tax laws in Singapore as at the date of this opinion and as such laws have, to date, been interpreted in published decisions of the courts of Singapore.

2.	We express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction. In particular, we give no advice regarding the application or content of the federal law of the United States or the laws of any state within the United States; and

3.	We have made no investigations into, and do not express or imply any views on, the laws of any country other than Singapore or on any non-legal regulation or standard such as but not limited to accounting, financial or technical rules or standards.

For the avoidance of doubt, we do not assume responsibility for updating this opinion as of any date subsequent to the date of this opinion, and assume no responsibility for advising you of any changes with respect to any matters described in this opinion that may occur subsequent to the date of this opinion or from the discovery subsequent to the date of this opinion of information not previously known to us pertaining to the events occurring on or prior to the date of this opinion. This opinion is strictly limited to the matters stated in it and does not apply by implication to other matters.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person, other than persons entitled to rely upon it pursuant to the provisions of the Securities Act, without our prior written consent.

This opinion shall be construed in accordance with the laws of Singapore.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm, as Singapore counsel to the Company in the Registration Statement, including a reference to us under the caption "Material Singapore Tax Considerations" in the prospectus forming a part of the Registration Statement.

Yours faithfully

Pinsent Masons MPillay LLP

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aNNEX

Material Singapore Tax Consideration

The following discussion is a summary of material Singapore income tax, stamp duty and estate duty considerations relevant to the purchase, ownership and disposition of our Ordinary Shares by an investor who is not tax resident or domiciled in Singapore and who does not carry on business or otherwise have a presence in Singapore. The statements made herein regarding taxation are based on certain aspects of the tax laws of Singapore and administrative guidelines issued by the relevant authorities in force as of the date hereof and are subject to any changes in such laws or administrative guidelines, or in the interpretation of those laws or guidelines, occurring after such date, which changes could be made on a retroactive basis. These laws and guidelines are also subject to various interpretations and the relevant tax authorities or the courts could later disagree with the explanations or conclusions set out below. The statements made herein do not describe all of the tax considerations that may be relevant to all our shareholders, some of which (such as dealers in securities) may be subject to different rules. The statements are not intended to be and do not constitute legal or tax advice and do not purport to be a comprehensive or exhaustive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of our Ordinary Shares. The statements are also not to be regarded as advice on the tax position of any of our shareholders or of any person acquiring, selling or otherwise dealing with our Ordinary Shares or on any tax implications arising from the acquisition, sale or other dealings in respect of our Ordinary Shares. Each prospective investor should consult an independent tax advisor regarding all Singapore income and other tax consequences applicable to them from owning or disposing of our Ordinary Shares in light of the investor’s particular circumstances. Unless otherwise noted in the following discussion, this section is the opinion of Pinsent Masons MPillay LLP, our Singapore counsel, insofar as it relates to legal conclusions with respect to matters of Singapore tax law.

Income Taxation Under Singapore Law

Dividend Distributions with Respect to Ordinary Shares

On the basis that a company is not tax resident in Singapore for Singapore tax purposes, dividends paid by the company should generally be considered as sourced outside Singapore (unless our Ordinary Shares are held as part of a trade or business carried on in Singapore in which event the holders of such shares may be taxed on the dividends as they are derived).

Foreign-sourced dividends received or deemed received in Singapore by an individual not resident in Singapore would be exempt from Singapore income tax. This exemption will also apply in the case of a Singapore tax resident individual who receives such foreign-sourced income in Singapore (except where such income is received through a partnership in Singapore).

Foreign-sourced dividends received or deemed received by corporate investors in Singapore will be liable for Singapore tax. However, if the conditions for the exemption of specified foreign-sourced income are met, foreign-sourced dividends received by corporate investors resident in Singapore would be exempt from Singapore tax.

Foreign-sourced dividends received or deemed received in Singapore on or after June 1, 2003 by a Singapore resident corporate taxpayer is exempt from tax, provided certain prescribed conditions are met, including the following:

(a)	such income is subject to tax of a similar character to income tax under the law of the jurisdiction from which such income is received;

(b)	at the time the income is received in Singapore, the highest rate of tax of a similar character to income tax (by whatever name called) levied under the law of the territory from which the income is received on any gains or profits from any trade or business carried on by any company in that territory at that time is not less than 15%; and

(c)	the Comptroller of Income Tax is satisfied that the tax exemption would be beneficial to the person resident in Singapore.

In the case of dividends paid by a company resident in a territory from which the dividends are received, the “subject to tax condition” in (a) above is considered met where tax is paid in that territory by such company in respect of its income out of which such dividends are paid or tax is paid on such dividends in that territory from which such dividends are received. Certain concessions and clarifications have also been announced by the Inland Revenue Authority of Singapore (“IRAS”) with respect to the above conditions.

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Capital Gains upon Disposition of Ordinary Shares

Under current Singapore tax law, there is no tax on capital gains. As such, any profits from the disposal of our Ordinary Shares would not ordinarily be taxable in Singapore. However, there are no specific laws or regulations which deal with the characterization of whether a gain is income or capital in nature. If the gains from the disposal of Ordinary Shares are construed to be of an income nature (which could be the case if, for instance, the gains arise from activities which the IRAS regards as carrying on a trade or business in Singapore), the disposal profits would be taxable as income rather than capital gains. As the precise status of each prospective investor will vary from one another, each prospective investor should consult an independent tax advisor on the Singapore income tax and other tax consequences that will apply to their individual circumstances.

Subject to certain conditions being satisfied, gains derived by a company from the disposal of our Ordinary Shares between the period of June 1, 2012 and December 31, 2027 (inclusive of both dates) will not be subject to Singapore income tax, if the divesting company holds a minimum shareholding of 20% of our Ordinary Shares and these shares have been held for a continuous minimum period of 24 months. For disposals during the period from June 1, 2012 and May 31, 2022 (inclusive of both dates), this exemption would not apply to the disposal of unlisted shares in a company that is in the business of trading or holding immovable properties in Singapore (excluding property development). For disposals during the period from June 1, 2022 and December 31, 2027 (inclusive of both dates), this exemption would not apply to the disposal of unlisted shares in a company that is in the business of trading, holding or developing immovable properties in Singapore or abroad.

In addition, shareholders who apply, or who are required to apply, the Singapore Financial Reporting Standard 39 (“FRS 39”), Financial Reporting Standard 109 (“FRS 109”) or Singapore Financial Reporting Standard (International) 9 (Financial Instruments) (“SFRS(I) 9”) (as the case may be), for the purposes of Singapore income tax may be required to recognize gains or losses (not being gains or losses in the nature of capital) in accordance with the provisions of FRS 39, FRS 109 or SFRS(I) 9 (as modified by the applicable provisions of Singapore income tax law) even though no sale or disposal of our Ordinary Shares is made. Singapore corporate shareholders who may be subject to such tax treatment should consult their own accounting and tax advisors regarding the Singapore income tax consequences of their acquisition, holding and disposal of our Ordinary Shares.

Stamp Duty

There is no Singapore stamp duty payable in respect of the issuance or holding of our Ordinary Shares. Singapore stamp duty will be payable if there is an instrument of transfer of our Ordinary Shares executed in Singapore or if there is an instrument of transfer executed outside of Singapore which is received in Singapore. Under Singapore law, stamp duty is not applicable to electronic transfers of our shares effected on a book entry basis outside Singapore. We therefore expect that no Singapore stamp duty will be payable in respect of Ordinary Shares purchased by U.S. holders in this offering assuming that they are acquired solely in book entry form through the facility outside Singapore established by our transfer agent and registrar outside Singapore.

Where shares evidenced in certificated form are transferred and an instrument of transfer is executed (whether physically or in the form of an electronic instrument) in Singapore or outside Singapore and which is received in Singapore, Singapore stamp duty is payable on the instrument of transfer for the sale of our Ordinary Shares at the rate of 0.2% of the consideration for, or market value of, the transferred shares, whichever is higher. The Singapore stamp duty is borne by the purchaser unless there is an agreement to the contrary. Where the instrument of transfer is executed outside of Singapore and is received in Singapore, Singapore stamp duty must be paid within 30 days of receipt of the instrument of transfer in Singapore. Electronic instruments that are executed outside Singapore are treated as received in Singapore in any of the following scenarios: (a) it is retrieved or accessed by a person in Singapore; (b) an electronic copy of it is stored on a device (including a computer) and brought into Singapore; or (c) an electronic copy of it is stored on a computer in Singapore. Where the instrument of transfer is executed in Singapore, Singapore stamp duty must be paid within 14 days of the execution of the instrument of transfer.

Goods and Services Tax

The issue or transfer of ownership of our Ordinary Shares would be exempt from Singapore goods and services tax, or GST. Hence, no GST would be incurred on the subscription or subsequent transfer of our Ordinary Shares.

The sale of our Ordinary Shares by a GST-registered investor belonging in Singapore for GST purposes to another person belonging in Singapore is an exempt supply not subject to GST. Any input GST incurred by the GST-registered investor in making the exempt supply is generally not recoverable from the Singapore Comptroller of GST.

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Where our Ordinary Shares are sold by a GST-registered investor in the course of or furtherance of a business carried on by such investor contractually to and for the direct benefit of a person belonging outside Singapore, the sale should generally, subject to satisfaction of certain conditions, be considered a taxable supply subject to GST at 0%. Subject to the normal rules for input tax claims, any input GST incurred by the GST-registered investor in making such a supply in the course of or furtherance of a business carried out by such investor may be fully recoverable from the Singapore Comptroller of GST.

Each prospective investor should consult an independent tax advisor on the recoverability of input GST incurred on expenses in connection with the purchase and sale of our Ordinary Shares if applicable.

Services consisting of arranging, brokering, underwriting or advising on the issue, allotment or transfer of ownership of our Ordinary Shares rendered by a GST-registered person to an investor belonging in Singapore for GST purposes in connection with the investor’s purchase, sale or holding of our Ordinary Shares will be subject to GST at the standard rate of 7% (which will be raised to 8% and 9% from January 1, 2023 and January 1, 2024, respectively). Similar services rendered by a GST-registered person contractually to and for the direct benefit of an investor belonging outside Singapore should generally, subject to the satisfaction of certain conditions, be subject to GST at 0%.

With the implementation of reverse charge from January 1, 2020, the “directly benefit” condition for zero- rating (i.e. GST at 0%) will be amended to allow the zero-rating of a supply of services to the extent that the services directly benefit a person belonging outside Singapore or a GST-registered person in Singapore. Under the reverse charge regime, a GST-registered partially exempt business that is not entitled to full input tax claims will be required to account for GST on all services that it procures from overseas suppliers (except for certain services which are specifically exempt from reverse charge). A non GST-registered person whose total value of imported services for a 12-month period exceeds S$1 million and is not entitled to full input tax claims even if such person was GST-registered may become liable for GST registration and be required to account for GST both on its taxable supplies and imported services subject to reverse charge.

Estate Duty

Singapore estate duty has been abolished with effect from February 15, 2008 in relation to the estate of any person whose death has occurred on or after February 15, 2008.

Tax Treaties Regarding Withholding Taxes

There is currently no comprehensive avoidance of double taxation agreement between the United States and Singapore which applies to withholding taxes on dividends or capital gains.

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